Exhibit 99.3

SPX FLOW, Inc. Commences Cash Tender Offer for Any and All of its 6.875% Senior Notes due 2017
CHARLOTTE, NC August 3, 2016 -- SPX FLOW, Inc. (“SPX FLOW” or the “Company”) (NYSE:FLOW) today announced that it has commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 6.875% Senior Notes due 2017 (the “Notes”). The Tender Offer is being made pursuant to an Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, each dated August 3, 2016.
The Tender Offer will expire at 5:00 p.m., New York City time, on August 9, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”).
Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the information agent and depositary a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase prior to the Expiration Time, will receive in cash $1,061.48 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the “Purchase Price”) payable for such tendered Notes that are accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be August 10, 2016.
The following table shows the Notes included in the Tender Offer, the principal amount outstanding and the Purchase Price for the Notes:

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price
6.875% Senior Notes due 2017	78469XAC1/US78469XAC11	$ 600,000,000	$1,061.48
Tendered Notes may be withdrawn at any time (i) at or prior to the earlier of (x) the Expiration Time and (y) in the event that the Tender Offer is extended, the tenth business day after commencement of the Tender Offer, and (ii) after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after commencement. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds, together with borrowings under its domestic revolving credit facility, in an amount that is sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer, in its sole discretion and subject to applicable law.
SPX FLOW has engaged BofA Merrill Lynch to serve as dealer manager for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect).
The Company has appointed D.F. King & Co., Inc. to serve as the information agent and tender agent for the Tender Offer. Questions regarding the Tender Offer should be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 967-5051 (toll free). Documents for the Tender Offer, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, are available at www.dfking.com/flow and may also be obtained by contacting D.F. King & Co., Inc. by telephone or by email at flow@dfking.com.
The Tender Offer is being made solely pursuant to, and will be governed by, the Offer to Purchase and the related Letter of Transmittal. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) is a global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has more than $2 billion in annual revenues, operations in over 35 countries and sales in over 150 countries. To learn more about SPX FLOW, please visit our website at www.spxflow.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project,” “believe” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, VP, Communications and Finance
Phone: 704-752-4486
E-mail: investor@spxflow.com